Consent of Independent Registered Public Accounting Firm

The Board of Directors

BancTrust Financial Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of BancTrust Financial Group, Inc. of our reports dated March 17, 2008, with respect to the consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2007, which report appears in the December 31, 2008 annual report on Form 10-K of BancTrust Financial Group, Inc.

Our report on the Company’s consolidated financial statements refers to the Company’s changes in accounting for uncertainties in income taxes during 2007 and accounting for share-based payment, evaluating prior year misstatements, and accounting for defined benefit pension plans during 2006.

/s/ KPMG

Birmingham, Alabama

April 3, 2009